EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific’s First-Quarter Revenues Top $1 Billion, Up 21 Percent;
Company Reports Record Sales and Earnings

HAMPTON, N.H., April 28, 2004 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record sales and earnings for the first quarter ended March 31, 2004, reflecting increased sales of its scientific products and services and continuing strong demand from healthcare customers.

     “We’re off to a great start in 2004 as first-quarter sales exceeded $1 billion and we achieved record earnings,” said Paul M. Montrone, chairman and chief executive officer. “Our results reflect improved market dynamics and solid performance in our principal businesses, as well as contributions from our recent acquisitions.”

First-Quarter Reported Results

     Sales for the first quarter increased 21.3 percent to $1,011.0 million compared with $833.4 million in the corresponding period of 2003. Excluding the effect of foreign exchange, sales totaled $983.5 million in the first quarter, an 18.0 percent increase over the same quarter in 2003, with eight points of this increase from organic growth. Including nonrecurring inventory step-up costs totaling $6.6 million, net of tax ($10.2 million pre-tax), related to the Perbio and Oxoid acquisitions, first-quarter net income was $34.6 million, or 51 cents per diluted share, compared with a net loss of $0.9 million, or a loss of 2 cents per diluted share, in the first quarter of 2003.

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Fisher Scientific’s First-Quarter Revenues Top $1 Billion — Page 2

     Cash from operations for the quarter ended March 31, 2004, totaled $66.0 million, reflecting an increase in earnings and continued improvements in working-capital management. Capital expenditures were $13.1 million, primarily for facility expansions at Perbio. Free-cash flow, defined as cash from operations less capital expenditures, totaled $52.9 million for the first quarter.

Pro Forma Financial Results

     The following discussion excludes inventory step-up amounts in 2004 related to the acquisitions of Oxoid and Perbio and debt-refinancing costs in 2003. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).

     Income from operations for the first quarter increased 29.1 percent to $78.5 million compared with $60.8 million in the same quarter of 2003.

     First-quarter net income increased 48.2 percent to $41.2 million compared with net income of $27.8 million in the corresponding period of 2003, reflecting an improvement in operating income and a reduction in the effective tax rate. Diluted earnings per share (EPS) were 60 cents in the first quarter compared with 48 cents in the first quarter of 2003.

Business-Segment Results

     Excluding the effect of foreign exchange, sales of scientific products and services in the first quarter totaled $715.5 million, a 25.0 percent increase compared with the same period in 2003, with 12 points of this increase from organic growth. Sales growth was driven by contributions from the cell-culture and bioresearch divisions of Perbio and from Oxoid, strong sales in the United States, increased growth in international markets as well as safety-related product sales. Operating income increased 37.3 percent to $66.6 million from $48.5 million in the corresponding period of 2003.

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Fisher Scientific’s First-Quarter Revenues Top $1 Billion — Page 3

     Excluding the effect of foreign exchange, sales of healthcare products and services totaled $234.4 million in the first quarter, an 8.5 percent increase compared with the prior year’s quarter, with approximately five points of this increase from organic growth. Continued demand for products sold into clinical labs as well as sales from the medical-device division of Perbio drove sales growth during the quarter. Operating income totaled $12.1 million in the first quarter compared with $9.8 million in the same period in 2003.

     As expected, first-quarter sales in the laboratory-workstations segment decreased to $38.4 million from $49.9 million in the prior year, while the segment reported an operating loss of $0.2 million. The decline in sales and corresponding operating loss were primarily due to the timing of projects. Order activity in the laboratory-workstations segment improved during the first quarter with backlog at approximately $114 million at the end of the quarter, compared with $109 million at the corresponding period of 2003.

Special Items

•	Fisher completed its acquisition of privately held Oxoid Group Holdings Limited on March 1. Oxoid is one of the world’s leading manufacturers of microbiological culture media and other products that test for bacterial contamination.

•	On March 17, Fisher Scientific announced that it would combine with Apogent Technologies Inc. (NYSE: AOT) in a $3.7 billion transaction. The combination provides Fisher with a $1.1 billion footprint in the life-science market and substantially bolsters its portfolio of proprietary products. Fisher Scientific filed the preliminary joint proxy related to the transaction with the Securities and Exchange Commission on April 16 and submitted the Hart-Scott-Rodino filing related to this merger with the U.S. Federal Trade Commission on April 20. The company expects to complete the transaction early in the third quarter of the 2004 calendar year.

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Fisher Scientific’s First-Quarter Revenues Top $1 Billion — Page 4

•	Fisher completed its acquisition of privately held Dharmacon, Inc. for $80 million in cash on April 1. Dharmacon is the global leader in RNA interference (RNAi) technology.

Company Outlook

     Based on an anticipated closing of the combination with Apogent early in the third quarter, the company is confirming the guidance issued upon the announcement of the transaction for both 2004 and 2005. Fisher Scientific expects that the transaction will be neutral to 2004 EPS and 15 cents accretive in 2005. The company’s guidance for 2004 and 2005 is as follows:

	2004	2005
Revenue growth (excluding foreign exchange)	27.5% - 29.5%	19.0% - 21.0%
Operating margins	10.5% - 10.7%	13.3% - 13.5%
Earnings per share	$2.75 - $2.87	$3.45 - $3.65
Diluted share count	94.5 million	122.0 million
Operating cash flow	$330 - $350 million	$510 - $540 million
Capital expenditures	$125 million	$130 million

     Fisher anticipates one-time costs for the Apogent transaction in 2004 and 2005 of approximately $175 million related to inventory step-up amounts, merger expenses, restructuring and other integration costs. The above guidance excludes these costs as well as one-time charges of approximately $24 million associated with the Perbio, Oxoid and Dharmacon transactions and excludes the effect of the potential conversion of Fisher’s and Apogent’s contingent convertible notes.

     Fisher Scientific expects second-quarter EPS to be in the range of 69 cents to 72 cents.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

•	Robert W. Baird & Co. Growth Stock Conference, May 4, at the Four Seasons Hotel in Chicago

•	Banc of America Healthcare Conference, May 20, at the Four Seasons Hotel in Las Vegas

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Fisher Scientific’s First-Quarter Revenues Top $1 Billion — Page 5

•	Goldman Sachs Healthcare Conference, June 9, at the Ritz-Carlton Laguna Niguel Hotel in Dana Point, Calif.

Conference Call Scheduled

     Fisher will host a teleconference to discuss its first-quarter financial results and 2004 guidance on Thursday, April 29 at 10 a.m. EDT. Interested parties who would like to participate may call 800-299-8538 (passcode: 28470358). International callers should dial (+1) 617-786-2902. Following the call, an audio replay will be available for 10 days. Callers from the United States should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 68520090. The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived until May 28.

About Fisher Scientific International Inc.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. Fisher’s customers include pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals and reference labs; quality-control, process-control and R&D labs in various industries; as well as government and first responders. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research and clinical-laboratory markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

Forward-looking Statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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Table 1

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31,
	2004	2003
Sales	$1,011.0	$833.4
Cost of sales	735.2	614.9
Selling, general and administrative expense	207.5	157.7

Income from operations	68.3	60.8
Interest expense	22.0	22.3
Other (income) expense, net	(0.7)	44.4

Income (loss) before income taxes	47.0	(5.9)
Income tax provision (benefit)	12.4	(5.0)

Net income (loss)	$34.6	$(0.9)

Net income (loss) per common share:
Basic	$0.54	$(0.02)

Diluted	$0.51	$(0.02)

Weighted average common shares outstanding:
Basic	63.6	54.7

Diluted	68.2	54.7

Table 2

Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended
	March 31,
		Growth
	2004	Rate	2003
Revenue
Scientific Products and Services	$742.0	29.7%	$572.2
Healthcare Products and Services	235.4	9.0%	216.0
Laboratory Workstations	38.4	-23.0%	49.9
Eliminations	(4.8)		(4.7)

Total	$1,011.0	21.3%	$833.4

	Three Months Ended
	March 31,
		Operating		Operating
	2004	Margin	2003	Margin
Operating Income
Scientific Products and Services	$66.6	9.0%	$48.5	8.5%
Healthcare Products and Services	12.1	5.1%	9.8	4.5%
Laboratory Workstations	(0.2)	-0.5%	2.6	5.2%
Eliminations	—		(0.1)

Segment sub-total	78.5	7.8%	60.8	7.3%
Inventory step-up	(10.2)		—

Operating income	$68.3	6.8%	$60.8	7.3%

Table 3

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)

	March 31,	December 31,
	2004	2003
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$56.4	$83.8
Accounts receivable, net	490.3	432.7
Inventories	377.3	355.4
Other current assets	148.7	138.9

Total current assets	1,072.7	1,010.8
Property, plant and equipment	470.2	440.9
Goodwill	1,262.8	1,006.9
Other assets	455.9	400.8

Total assets	$3,261.6	$2,859.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$9.2	$12.0
Accounts payable	414.9	377.7
Accrued and other current liabilities	280.3	258.8

Total current liabilities	704.4	648.5
Long-term debt	1,634.2	1,386.1
Other liabilities	295.6	249.4

Total liabilities	2,634.2	2,284.0

Total stockholders’ equity	627.4	575.4

Total liabilities and stockholders’ equity	$3,261.6	$2,859.4

Table 4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows
(in millions)
(UNAUDITED)

	Three Months Ended
	March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$34.6	$(0.9)
Depreciation and amortization	24.1	19.5
Other adjustments to reconcile net income (loss) to cash provided by operating activities	3.6	38.1
Changes in working capital and other assets and liabilities	3.7	(0.9)

Cash provided by operating activities	66.0	55.8

Cash flows from investing activities:
Acquisitions, net of cash acquired	(331.2)	—
Capital expenditures	(13.1)	(13.7)
Other investing activity	(4.1)	1.1

Cash used in investing activities	(348.4)	(12.6)

Cash flows from financing activities:
Proceeds from sale of common stock	18.2	0.3
Net change in debt	246.1	(13.7)
Other financing activity	(8.8)	(37.1)
Changes in the accounts receivable securitization, net	—	10.0

Cash provided by (used in) financing activities	255.5	(40.5)

Effect of exchange rate changes on cash	(0.5)	2.3

Net change in cash and cash equivalents	(27.4)	5.0
Cash and cash equivalents — beginning of period	83.8	38.8

Cash and cash equivalents — end of period	$56.4	$43.8

Table 5

Fisher Scientific International Inc.
Statement of Operations
Supplementary Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31, 2004				March 31, 2003
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Sales	$1,011.0	$—		$1,011.0	$833.4	$—		$833.4
Cost of sales	735.2	(10.2	)(a)	725.0	614.9	—		614.9
Selling, general and administrative expense	207.5	—		207.5	157.7	—		157.7

Income from operations	68.3	10.2		78.5	60.8	—		60.8
Interest expense	22.0	—		22.0	22.3	—		22.3
Other (income) expense, net	(0.7)	—		(0.7)	44.4	(45.6	)(c)	(1.2)

Income (loss) before income taxes	47.0	10.2		57.2	(5.9)	45.6		39.7
Income tax provision (benefit)	12.4	3.6	(b)	16.0	(5.0)	16.9	(d)	11.9

Net income (loss)	$34.6	$6.6		$41.2	$(0.9)	$28.7		$27.8

Diluted net income (loss) per common share	$0.51	$0.09		$0.60	$(0.02)	$0.50	(e)	$0.48

Diluted weighted average common shares outstanding	68.2			68.2	54.7			58.1

(a)	Represents a charge associated with the step-up of inventory to fair value at the date of acquisition.

(b)	Represents an adjustment for the incremental tax benefit associated with item (a).

(c)	Represents charges associated with call premiums and deferred financing fees.

(d)	Represents an adjustment for the incremental tax benefit associated with item (c).

(e)	Impacted by $(0.02) for the effect of factoring in additional dilutive shares outstanding

Reconciliation of Net Income to EBITDA

	Three Months Ended
	March 31,
	2004	2003
Net income (loss)	$34.6	$(0.9)

Adjustments to reconcile net income to adjusted EBITDA:
Income tax provision (benefit)	12.4	(5.0)
Interest expense	22.0	22.3
Depreciation and amortization	24.1	19.5
Amortization of deferred financing fees	(0.8)	(1.0)
Inventory step-up	10.2	—
Call premiums and deferred financing fees	—	45.6

Adjusted EBITDA	$102.5	$80.5

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Fisher Scientific International’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.